[Manning Elliott Letterhead]



April 18, 2005


We have read the statements made by Electronic Sensor Technology, Inc. (formerly Bluestone Ventures, Inc.) which were provided to us on April 18, 2005, which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated April 18, 2005. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Sherb & Co. LLP.


Very truly yours,

/s/ Manning Elliott
----------------------
Manning Elliott Chartered Accountants
Vancouver, British Columbia
Canada

April 18, 2005